                                                                    EXHIBIT 4.1

                            SECURED PROMISSORY NOTE


Date:  September 3, 1999

Maker:  SIDT, Inc., a Delaware corporation

Maker's Mailing Address:  3006 Longhorn Blvd., Ste. 107, Austin, Texas 78758

Payee: Sign Builders of America, Inc., a Texas corporation, and Sign Builders, Inc., a Texas corporation

Place for Payment:  4701 Staggerbrush, Apt. 234, Austin, Texas 78749

Principal Amount:  Four Hundred Fifty Thousand and No/100 ($450,000.00) Dollars

Annual Interest Rate on Unpaid Principal from Date:  Six (6%) percent

Annual Interest Rate on Matured, Unpaid Amounts:  Highest Allowed by Law

Terms of Payment (principal and interest): This note is due and payable in two equal installments of $228,325.12. The first installment is due and payable on March 3, 1999. The second installment is due and payable on September 3, 1999.

Security for Payment: This note is secured by a Security Agreement of even date herewith from Maker to Payee granting a security interest in and to all property described in or referred to in said Security Agreement.

     Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

     On default in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, the unpaid principal balance and earned interest on this note shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest.


     If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be 10% of all amounts due unless either party pleads otherwise.


     Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.


     Each Maker is responsible for all obligations represented by this note.

     When the text requires, singular nouns and pronouns include the plural.



SIDT, INC.


By: /s/ DOUGLAS P. BAKER
    ------------------------------------------
    Douglas P. Baker
    Vice President and Chief Financial Officer


                                    GUARANTY

     FOR VALUE RECEIVED, the undersigned, SI Diamond Technology, Inc., a Texas corporation, ("Guarantor") absolutely and unconditionally guarantees payment of this note according to its terms to the same extent as if Guarantor were maker of this note. Guarantor waives all demand and all notices, including notice of intention to accelerate the maturity, notice of acceleration of maturity, notice of nonpayment, presentment for payment, protest, notice of protest, suit, and diligence. Guarantor also waives any notice of and defense based on the extension of time of payment or change in methods of payment and consent to all renewals, extensions, and other adjustments in the manner of payment of this note. This is a guaranty of payment and performance, not of collection, and it is an agreement of guaranty, not of suretyship. Guarantor waives all requirements of law, if any, to require that any action be brought against Maker before resorting to this guaranty.

     Guarantor hereby agrees that its obligations under the terms of this guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any one or more of the following events: (a) the taking or accepting of any other security or guaranty for any or all of the Guaranteed Indebtedness; (b) any release, surrender, exchange, subordination, or loss of any security at any time existing in connection with any or all of the Guaranteed Indebtedness; (c) any partial release of the liability of Guarantor hereunder, or, if there is more than one person and/or entity signing this guaranty, the release of any one or more of them, hereunder; (d) the death, insolvency, bankruptcy, disability, or lack of corporate power of Maker, any of the undersigned, or any party at any time liable for the payment of any or all of the Guaranteed Indebtedness, whether now existing or hereafter occurring;
(e) any renewal, extension and/or rearrangement of the payment of any or all of the Guaranteed Indebtedness, either with or without notice to or consent of Guarantor, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Payee to Maker of Guarantor; (f) any neglect, delay, omission, failure, or refusal of Payee to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Indebtedness; (g) any failure of Payee to notify Guarantor of any renewal, extension, or assignment of the Guaranteed Indebtedness or any part thereof, or the release of any security or of any other action taken or refrained from being taken by Payee against Maker or any new agreement between Payee and Maker, it being understood that Payee shall not be required to give

Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Guaranteed Indebtedness; (h) in the event that Maker is a corporation, joint stock association, or partnership, or is hereafter incorporated, the unenforceability of all or any part of the Guaranteed Indebtedness against Maker by reason of the fact that the Guaranteed Indebtedness exceeds the amount permitted by law, the act or creating the Guaranteed Indebtedness, or any part thereof, is ultra vires, or the officers creating same acted in excess of their authority; or (i) any payment by Maker to Payee is held to constitute a preference under the bankruptcy laws or if for any other reason Payee is required to refund such payment or pay the amount thereof to someone else.



     This guaranty is for the benefit of Payee and Payee's representatives, successors, and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This guaranty is binding not only on Guarantor, but on Guarantor's representatives, successors, and assigns, and if this guaranty is signed by more than one person and/or entity then all of the obligations of Guarantor arising herein shall be jointly and severally binding on each of the undersigned, and their respective heirs, personal representatives, successors, and assigns.


     Date: September 3, 1999.


SI DIAMOND TECHNOLOGY, INC.


By: /s/ DOUGLAS P. BAKER
    ------------------------------------------
    Douglas P. Baker
    Vice President and Chief Financial Officer



Guarantor's Address:

3006 Longhorn Blvd., Ste. 107
Austin, Texas 78758